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Exhibit 5.1

[LATHAM & WATKINS LLP LETTERHEAD]

April 29, 2005

Accuride Corporation
P.O. Box 15600
7140 Office Circle
Evansville, IN 47715

  Re:
  Registration Statement on Form S-4 with respect to $275,000,000 Aggregate
  Principal Amount of 8 1/2% Senior Subordinated Notes due 2015

Ladies and Gentlemen:

        We have acted as special counsel to Accuride Corporation, a Delaware corporation (the "Company"), in connection with the issuance of $275,000,000 aggregate principal amount of 8 1/2% Senior Subordinated Notes due 2015 (the "Exchange Notes") and the guarantees of the Exchange Notes (the "Guarantees") by the subsidiaries listed on Schedule A hereto (the "Guarantors"), under the indenture dated as of January 31, 2005 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"), and pursuant to a registration on Form S-4 under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") on April 29, 2005, (the "Registration Statement"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the enforceability of the Exchange Notes and Guarantees.

        As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

        We are opining herein as to the internal laws of the State of New York, and, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

        Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Exchange Notes have been duly executed, issued, authenticated and delivered by or on behalf of the Company against the due tender and delivery to the Trustee of the outstanding notes in an aggregate principle amount equal to the aggregate principal amount of the Exchange Notes, the Exchange Notes and the Guarantees will have been duly authorized by all necessary corporate action or limited liability company action or limited partnership action, as applicable, of the Company and the Guarantors, respectively, and will be legally valid and binding obligations of the Company and the Guarantors, respectively, enforceable against them in accordance with their respective terms.

        The opinion rendered above relating to the enforceability of the Exchange Notes and the Guarantees, respectively, is subject to the following exceptions, limitations and qualifications: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (d) we express no opinion concerning the enforceability of (i) the waiver of rights or defenses contained in Section 514 of the Indenture; or (ii) any provision requiring the payment of attorneys' fees, where such payment is contrary to law or public policy.

        We have not been requested to express and, with your consent, do not render any opinion as to the applicability to the obligations of the Company and the Guarantors under the Indenture and the Exchange Notes of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

        With your consent, we have assumed (a) that the Indenture has been duly authorized, executed and delivered by, and constitutes a legally valid and binding obligation of, the Trustee, enforceable against it in accordance with its terms, and (b) that the status of the Indenture and the Exchange Notes and the Guarantees as legally valid and binding obligations of the respective parties thereto is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

        This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Latham & Watkins LLP

Schedule A

Guarantors
Accuride Cuyahoga Falls, Inc.
Accuride Erie L.P. (f/k/a AKW L.P.)
Accuride Henderson Limited Liability Company
Accuride Texas Inc.
AKW General Partner L.L.C.
Bostrom Holdings, Inc.
Bostrom Seating, Inc.
Bostrom Specialty Seating, Inc.
Brillion Iron Works, Inc.
Erie Land Holding, Inc.
Fabco Automotive Corporation
Gunite Corporation
Gunite EMI Corporation
Imperial Group Holding Corp.-1
Imperial Group Holding Corp.-2
Imperial Group, L.P.
JAII Management Company
Transportation Technologies Industries, Inc.
Truck Components, Inc.

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  Exhibit 5.1
Schedule A